EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

Berkshire Hathaway Announces Leadership Appointments

FOR IMMEDIATE RELEASE	December 8, 2025

Omaha, NE (BRK.A; BRK.B) –

Berkshire Hathaway Inc. today announced the following leadership appointments across its non-insurance and insurance operations, as well as in corporate:

Non-Insurance Operations

Adam M. Johnson, CEO of NetJets, has been appointed President of the Consumer Products, Service and Retailing businesses of Berkshire Hathaway, effective immediately, while continuing in his role at NetJets. Mr. Johnson brings nearly three decades of experience at NetJets, including 10 years as CEO, where he strengthened operations and built enduring customer relationships across a global platform.

“Adam is an accomplished leader with a proven ability to deliver long-term shareholder value,” said Gregory E. Abel, Vice Chairman – Non-Insurance Operations. “In his new role, he will support the outstanding CEOs of our 32 consumer products, service and retailing businesses, and uphold Berkshire’s culture and values.”

The remaining non-insurance businesses – including industrial products, building products, BNSF, Berkshire Hathaway Energy, Pilot and McLane – will remain under Mr. Abel’s direct oversight as he assumes the role of President and CEO of Berkshire Hathaway on January 1, 2026.

Insurance Operations

Nancy L. Pierce has been appointed CEO of GEICO, effective immediately. Ms. Pierce currently serves as Chief Operating Officer of GEICO and, since joining the company in 1986, has held leadership roles across claims, underwriting, product management and regional operations.

“Nancy knows the business inside and out. She’s practical, decisive and focused on results. I have full confidence in her ability to move GEICO forward,” said Ajit Jain, Vice Chairman – Insurance Operations.

As part of this transition, Todd A. Combs will conclude his tenure at Berkshire Hathaway and join JPMorgan Chase & Co., where he has served as a Director of its Board since 2016. Warren E. Buffett, Berkshire’s Chairman, added: “Todd A. Combs, CEO of GEICO since 2020, has resigned to accept an interesting and important job at JPMorgan, which they describe in a press release that will be available very soon on their website. Todd made many great hires at GEICO and broadened its horizons. JPMorgan, as usually is the case, has made a good decision.”

Corporate

Chief Financial Officer

Marc D. Hamburg, Senior Vice President and Chief Financial Officer, will retire from Berkshire Hathaway on June 1, 2027, after 40 years of service. Berkshire Hathaway extends its gratitude to Mr. Hamburg for his exceptional leadership and dedication since joining the company in 1987.

“Marc has been indispensable to Berkshire and to me. His integrity and judgment are priceless. He has done more for this company than many of our shareholders will ever know,” said Mr. Buffett. “His impact has been extraordinary.”

Charles C. Chang will succeed him as Senior Vice President and Chief Financial Officer of Berkshire Hathaway, effective June 1, 2026. Mr. Hamburg and Mr. Chang will work together to ensure a smooth and seamless transition period. Mr. Chang will be based in Omaha. He currently serves as Senior Vice President and Chief Financial Officer of Berkshire Hathaway Energy, a role he has held since 2024. Prior to joining Berkshire Hathaway Energy, Mr. Chang was a partner at PricewaterhouseCoopers. He has more than three decades of experience in public company financial reporting and mergers and acquisitions, serving some of PricewaterhouseCoopers’s largest clients.

General Counsel

Michael J. O’Sullivan has been appointed Senior Vice President and General Counsel, effective January 1, 2026. He will also be based in Omaha. Mr. O’Sullivan joins Berkshire Hathaway from Snap Inc., where he has served as general counsel since 2017. Previously, he practiced law at Munger, Tolles & Olson for more than two decades, advising companies on corporate governance matters, litigation and mergers and acquisitions.

His appointment marks the creation of a new position at Berkshire Hathaway, which has for decades primarily utilized external legal counsel for corporate matters.

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These leadership appointments reflect Berkshire Hathaway’s practice of selecting leaders who are stewards of the company’s culture, demonstrate strong business acumen and judgment and enable Berkshire’s distinctive way of operating. Berkshire remains well positioned for the future.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, services and retailing. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400